PX Holding Corporation                      Panavision Inc.
         35 East 62nd Street                     6219 De Soto Avenue
      New York, New York 10021             Woodland Hills, California 91367



                                          April 19, 2001



M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10021

Gentlemen:

                  We are delivering this letter to M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide"), at your request in connection with the execution of a Stock Purchase Agreement, dated as of the date hereof (the "Stock Purchase Agreement"), by and between M & F Worldwide and PX Holding Corporation, a Delaware corporation ("PX Holding") and a wholly owned subsidiary of Mafco Holdings Inc., a Delaware corporation ("Mafco"). Pursuant to the Stock Purchase Agreement, M & F Worldwide is acquiring from PX Holding the 7,320,225 shares of common stock, par value $.01 per share, of Panavision Inc., a Delaware corporation ("Panavision"), held by PX Holding.

                  M & F Worldwide has asked that Panavision and PX Holding provide confirmation regarding certain provisions of the registration rights agreement dated as of June 5, 1998 (the "Registration Rights Agreement"), by and between Panavision and PX Holding.

                  Accordingly, Panavision and PX Holding hereby confirm that M & F Worldwide or its designated affiliate, PVI Acquisition Corp., will become a "Holder" under the Registration Rights Agreement and that all Shares acquired pursuant to the Stock Purchase Agreement will become "Registrable Securities" under the terms of such agreement.

                  In connection therewith, PX Holding hereby assigns to M & F Worldwide, and M & F Worldwide hereby accepts such assignment and assumes, all of PX Holding's rights, subject to all of PX Holding's obligations, under the Registration Rights Agreement. As a result of the foregoing, PX Holding shall no longer be a "Holder" under the Registration Rights Agreement and, therefore, shall no longer be entitled to the benefits or be bound by any of the provisions, of the Registration Rights Agreement.

                  For purposes of this letter agreement, "Holder" and "Registrable Securities" shall have the meanings ascribed to them in the Registration Rights Agreement.

                  Panavision's and PX Holding's agreements and undertakings hereunder are for the sole benefit of M & F Worldwide and shall not create third party beneficiary rights on behalf of any other person or entity.

                  If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this letter.


                                          Very truly yours,


                                          PX HOLDING CORPORATION


                                          By: /s/ Todd J. Slotkin
                                             ----------------------------------
                                          Name:  Todd J. Slotkin
                                          Title: Executive Vice President and
                                                 Chief Financial Officer


                                          PANAVISION INC.


                                          By: /s/ Kenneth E. Krainman
                                             ----------------------------------
                                          Name:  Kenneth E. Krainman
                                          Title: Controller and
                                                 Assistant Secretary


ACCEPTED AND AGREED TO:

M & F WORLDWIDE CORP.


By: /s/ Howard Gittis
   ----------------------------------
Name:  Howard Gittis
Title: Chairman of the Board of
       Directors, President and Chief
       Executive Officer